Exhibit 99.15

This renewal agreement (the “Renewal Agreement”) is entered into on 28 October 2009

BY AND BETWEEN

•                  TELEFÓNICA, S.A., a Spanish company with registered office at 28013, Madrid, Gran Via n. 28, Spain (“TE”);

•                  ASSICURAZIONI GENERALI S.p.A., an Italian company with registered office at Piazza Duca degli Abruzzi n. 2, Trieste, Italy;

•                  ALLEANZA TORO S.p.A., an Italian company with registered office at Torino, via Mazzini n. 53;

•                  INA ASSITALIA S.p.A., an Italian company with registered office at Roma, Corso d’Italia n. 33;

•                  GENERALI LEBENSVERSICHERUNG A.G., a German company with registered office at Hamburg (Germany), an der Besenbinderhof n. 43;

•                  GENERALI VIE S.A., a French company with registered office at Paris, Bld. Hausmann 11;

•                  ASSICURAZIONI GENERALI S.p.A. (hereinafter “Generali”), for its own account and in the name and on behalf of the following Generali’s subsidiaries GENERALI VIE S.A., ALLEANZA TORO S.p.A., INA ASSITALIA S.p.A., GENERALI LEBENSVERSICHERUNG A.G., (hereinafter the “Generali Subsidiaries” and together with Generali collectively “AG”);

•                  INTESA SANPAOLO S.p.A, an Italian company with registered office at Piazza San Carlo n. 156, Torino, Italy (“IS”);

•                  MEDIOBANCA S.p.A., an Italian company with registered office at Piazzetta Cuccia n. 1, Milano, Italy (“MB”);

(collectively the “Parties” and each, individually, a “Party”)

WHEREAS

On 28th April 2007, the Parties — together with SINTONIA S.A., a Luxembourg company with registered office at 1, Place d’Armes, L. 1136 Luxembourg (“SI”) - entered into a shareholders agreement — as subsequently amended and supplemented with the first deed of amendment dated 25th October 2007 and with the second deed of amendment dated 19th November 2007 — by means of which they established the principles relating inter alia to (i) the corporate governance of Newco, (ii) the governance of O, (iii) the appointment of directors in TI, (iv) the transfer of the Newco’s shares and the O and TI’s shares directly or indirectly owned by Newco and (v) the autonomous and independent management of the TI and TE groups, including limitations on the participation of TE or its representatives in any decision-making processes relating to policies, management, and operations of companies directly or indirectly controlled by TI in countries where restrictions apply (the “Shareholders Agreement”).

On 28 October 2009, SI has required the non-proportional de-merger of Telco S.p.A. (“Telco”), pursuant to Article 11(b) of the Shareholders Agreement, thereby becoming an Exiting Party in relation thereto.

The Parties now wish to agree the renewal of the Shareholders Agreement for a further period of 3 (three) years as of 28th April 2010, at the same terms and conditions thereto except for the amendments set forth below.

Unless differently provided herein, the terms and expressions used with initials in capital letters in this Renewal Agreement shall have the same meaning attributed to them in the Shareholders Agreement.

Now, therefore, in consideration of the foregoing premises the Parties hereby

AGREE AND COVENANT

as follows:

1.                                       The Parties hereby irrevocably agree and undertake that with respect to the Shareholders Agreement currently in force: (i) none of the Parties shall require the nonproportional de-merger of Telco set out under Article 11(b) thereof, (ii) as a consequence none of the Parties shall become an Exiting Party on the basis of the Shareholders Agreement, (iii) upon execution of this Renewal Agreement the Parties will consider and evaluate — together with SI — alternative ways to permit SI to exit Telco (the “Alternative Exiting Modalities”), provided however that such Alternative Exiting Modalities will be pursued only if and to the extent that they are agreed by all the Parties at their own discretion prior to the completion of the de-merger, (iv) SI shall no longer be bound by the Shareholders Agreement upon the earlier of (x) the completion of the de-merger or the completion of the Alternative Exiting Modalities, to the extent agreed, and (y) the Expiry Date, and (v) the Shareholders Agreement shall remain in full force and effect among the Parties until the Expiry Date, falling on April 28, 2010.

2.                                     Pursuant to the last sentence of Article 11 of the Shareholders Agreement, the Parties further agree to renew the Shareholders Agreement upon its Expiry Date for 3 (three) additional years until 27th April 2013, at the same terms and conditions set out in the Shareholders Agreement, with the amendments and integrations indicated in the following points (i), (ii), (iii), (iv) and (v) (such amended and renewed Shareholders Agreement hereinafter referred as the “New Shareholders Agreement”).

(i)                                   The New Shareholders Agreement shall become effective as of 28th April 2010 and shall expire on 27th April 2013 (the “New Expiry Date”).  Any references to the Expiry Date in the New Shareholders’ Agreement shall be deemed changed to the New Expiry Date.  Any reference to the Parties or to a Party shall be deemed changed to the Parties or to a Party of this Renewal Agreement.

(ii)                                Each of the Parties’ right under Article 11 to require in writing to the other Parties the non-proportional de-merger of Telco not later than six months prior to the New Expiry Date under the New Shareholders Agreement, will only be exercisable by each of the Parties by sending the de-merger notice in the period between 1st October and 28th October 2012 (the “Final Notice Period”), upon which the Parties shall be bound to cause Telco to complete the de-merger within a reasonably short timeframe, but in any case no later than 6 months following the relevant notice or, if the transaction is subject to any authorizations by law or contract, within 6 months following the obtaining of such authorizations, in accordance and in compliance with all the provisions set out in Article 11 of the New Shareholders Agreement.  It is hereby agreed and understood that in the event the de-merger were required by one or more Parties during the last five days of the Final Notice Period, then the Final Notice Period shall be extended to 5th

November 2012.  In case the de-merger of Telco were required, then the New Shareholders Agreement shall continue in full force and effect (a) with respect to the Exiting Party, until the earlier of the date of completion of the de-merger and the New Expiry Date; (b) with respect to the other Parties not having exercised the right to require the de-merger, until the New Expiry Date.

(iii)                             All references to the merger between Olimpia and Newco (since such merger has already been completed) shall be deemed deleted and all references to Newco shall be deemed made to Telco.

(iv)                              In addition and without prejudice to what is already provided for in Article 11, in relation to each Party’s right to require the de-merger prior to the New Expiry Date (as confirmed and clarified under (ii) above), each of the Parties shall also have the right to withdraw from the New Shareholders Agreement (the “Right to Withdraw”) and to require the other Parties to cause the non-proportional demerger of Telco pursuant to article 11(b) of the Shareholders Agreement by sending the relevant notice in the period between 1st April and 28th April 2011 (the “Anticipated Notice Period”), upon which the Parties shall be bound to cause Telco to complete the de-merger within a reasonably short timeframe, but in any case no later than 6 months following the relevant notice or, if the transaction is subject to any authorizations by law or contract, within 6 months following the obtaining of such authorizations, in accordance and in compliance with all the provisions set out in Article 11 of the New Shareholders Agreement.  It is hereby agreed and understood that in the event the de-merger were required by one or more Parties during the last five days of the Anticipated Notice Period, then the Anticipated Notice Period shall be extended to 5th May 2011.  In case the de-merger of Telco were required, the Right to Withdraw shall be effective for the Exiting Party as of the completion of the de-merger, provided that the Shareholders Agreement shall continue in full force and effect (a) with respect to the Exiting Party, until the earlier of the date of completion of the de-merger and the New Expiry Date, and (b) with respect to the other Parties not having exercised the Right to Withdraw, until the New Expiry Date.

(v)                                 It is hereby agreed and understood that having SI become an Exiting Party, any reference to SI in the New Shareholders Agreement shall be deleted.  For the sake of clarity, in accordance with the terms and conditions of the Shareholders Agreement and considering the ownership percentages in Telco to be held by Class A Shareholders and Class B Shareholders following the completion of the exit of SI, SI’s rights under the Shareholders Agreement shall remain within the Class A Shareholders’ rights.

* * * * *

TELEFÓNICA, S.A.

ASSICURAZIONI GENERALI S.p.A. (for its own account and in the name and on behalf of the Generali Subsidiaries)

INTESA SANPAOLO S.p.A.

MEDIOBANCA S.p.A.